Exhibit (a)(5)(ii)

TriNet Group, Inc. Announces Preliminary Results of its Modified Dutch Auction Tender Offer

DUBLIN, CA — March 18, 2022 — TriNet Group, Inc. (NYSE: TNET) (“TriNet,” the “Company,” “us” or “our”) announced today the preliminary results of its modified “Dutch auction” tender offer (the “Tender Offer”) to purchase for cash up to $300 million in value of its issued and outstanding common stock, par value $0.000025 per share (the “Common Stock”), at a price per share not less than $83.00 and not greater than $97.00, less any applicable withholding taxes and without interest, using available cash on hand. The Tender Offer expired at 12:00 midnight, New York City time, at the end of the day on March 17, 2022 (the “Expiration Date”). The Company’s largest stockholder, Atairos Group, Inc., did not participate in the Tender Offer.

The Company also announced that a committee authorized by its Board of Directors has determined it is advisable to proceed with the Tender Offer despite a decrease of more than 10% in the NASDAQ Composite Index measured from the close of trading on February 16, 2022, the last full trading day prior to the commencement of the Tender Offer (the “Market Change Condition”). In doing so, the Company declined to exercise its option to terminate the Tender Offer by waiving the Market Change Condition prior to the Expiration Date.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the Tender Offer (the “Depositary”), a total of 3,656,578 shares (including 1,550,930 shares that were tendered by notice of guaranteed delivery) of Common Stock were properly tendered and not properly withdrawn at or below the purchase price of $86.50 per share. Included in the 3,656,578 shares that the Company expects to purchase are 188,370 shares that the Company has elected to purchase pursuant to its right to purchase up to an additional 2% of its outstanding shares.

In accordance with the terms and conditions of the Tender Offer, and based on the preliminary count by the Depositary, the Company expects to acquire 3,656,578 shares at a price of $86.50 per share, for an aggregate cost of approximately $316.3 million, excluding fees and expenses relating to the Tender Offer. These shares represent approximately 5.5% of the shares outstanding as of March 17, 2022.

The number of shares to be purchased and the purchase price per share are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the Depositary and assumes that all shares tendered through notice of guaranteed delivery will be delivered within two trading days of the Expiration Date. The final number of shares to be purchased and the final purchase price will be announced following the expiration of the guaranteed delivery period and completion by the Depositary of the confirmation process. Payment for the shares accepted for purchase under the Tender Offer, and return of shares tendered and not purchased, will occur promptly thereafter.

Based on the preliminary count by the Depositary, following the purchase of shares in the Tender Offer, approximately $217 million will remain available under the Company’s existing stock repurchase program. Pursuant to such program, the Company may, in the future, decide to purchase additional shares in open market transactions, including under plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and/or in private transactions, in each case subject to applicable law. Any such repurchases may be on the same terms as, or on terms that are more or less favorable to the selling stockholders in those transactions, than the terms of the Tender Offer. Whether the Company makes additional repurchases will depend on many factors, including its business and financial performance, the business and market conditions at the time, including the price of the shares, and other factors the Company considers relevant.

Certain Information Regarding the Tender Offer

The information in this press release describing the Tender Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Common Stock in the Tender Offer. The Tender Offer was made only pursuant to the Offer to Purchase and the related materials that the Company filed with the U.S. Securities and Exchange Commission (the “SEC”), as amended or supplemented, and distributed to its stockholders. Stockholders who have questions or would like additional information about the Tender Offer may contact D.F. King & Co., Inc., the information agent for the Tender Offer, toll free at (888) 625-2588 or BofA Securities, Inc., the dealer manager for the Tender Offer, toll free at (888) 803-9655.

About TriNet

TriNet (NYSE: TNET) provides small and medium-size businesses (SMBs) with full-service HR solutions tailored by industry. To free SMBs from HR complexities, TriNet offers access to human capital expertise, benefits, risk mitigation and compliance, payroll, all enabled by industry leading technology capabilities. TriNet’s suite of products also includes services and software-based solutions to help streamline workflows by connecting HR, Benefits, Employee Engagement, Payroll and Time & Attendance. From Main Street to Wall Street, TriNet empowers SMBs to focus on what matters most—growing their business and enabling their people. TriNet, incredible starts here.

Forward-Looking Statements

This press release contains statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements, including statements concerning such things as TriNet’s ability to complete the Tender Offer and the expected final number of shares to be purchased and price per share for the Tender Offer. Forward-looking statements are often identified by the use of words such as, but not limited to, “ability,” “anticipate,” “believe,” “can,” “continue,” “could,” “design,” “estimate,” “expect,” “forecast,” “guidance,” “hope,” “impact,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “value,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are not guarantees of future performance, but are based on management's expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the Company’s current expectations and any past or future results, performance or achievements. Investors are cautioned not to place undue reliance upon any forward-looking statements.

Further information on risks that could affect the Company’s results is included in its filings with the SEC, including under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on its investor relations website at http://investor.trinet.com and on the SEC website at www.sec.gov. Copies of these filings are also available by contacting TriNet’s Investor Relations Department at (510) 875-7201. Except as required by law, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements in this press release, and any forward-looking statements in this press release speak only as of the date of this press release. In addition, the Company does not assume any obligation, and do not intend, to update any of the Company’s forward-looking statements, except as required by law.

Media:

Renee Brotherton/Josh Gross

TriNet

Renee.Brotherton@TriNet.com

Josh.Gross@TriNet.com

(408) 646-5103 / (347) 432-8300

Investors:

Alex Bauer

TriNet

Alex.Bauer@TriNet.com

(510) 875-7201